Exhibit 1.2

FORM

PARTICIPATING DEALER OR SELLING AGREEMENT BETWEEN

MOLONEY SECURITIES CO., INC.

AND

[                                         ]

Ladies and Gentlemen:

Moloney Securities Co., Inc., a Missouri corporation, as the sales agent (the “Sales Agent”) for KeyStone Solutions, Inc., a Delaware corporation (the “Company”), invites you, the undersigned broker/dealer (the “Dealer”) to participate in a distribution pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (“Regulation A+”), on a “best efforts basis,” (the “Offering”) for a minimum of 300,000 (the “Minimum Offering Amount”) and a maximum of 3,000,000 units (the “Maximum Offering Amount”) comprising shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Units”), and warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Warrants”), pursuant to this Participating Dealer or Selling Agreement (the “Selling Agreement”) subject to the following terms:

1.	Sales Agency Agreement; Custody Agreement

The Sales Agent and the Company have entered into that certain Sales Agency Agreement dated                      (the “Sales Agency Agreement”). The Company and Folio Investments, Inc., a Virginia banking corporation and a FINRA member, and an SEC-registered broker-dealer and clearing firm (defined herein as the “Clearing Agent” or “Folio”), have entered into that certain Issuer Custody and Services Agreement dated             , 2016 (the “Custody Agreement”). By your acceptance of this Selling Agreement, you will become one of the Dealers referred to in the Sales Agency Agreement and will be entitled and subject to the indemnification provisions contained in the Sales Agency Agreement, including specifically the provisions of Section 10, entitled “Indemnification and Contribution,” of the Sales Agency Agreement. Such indemnification obligations shall survive the termination of this Selling Agreement. By your acceptance of this Selling Agreement, you will hereby agree to be bound by the terms of the Custody Agreement and enter into a clearing agreement with the Clearing Agent in the form requested by the Sales Agent. Except as otherwise specifically stated herein, all terms used in this Selling Agreement have the meanings provided in the Sales Agency Agreement. The Units are offered solely through broker-dealers, which are members of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its best efforts to solicit and sell the Units to qualified persons (individually an “Investor” and collectively “Investors”) for cash on the terms and conditions stated in the Offering Circular, as defined in the Sales Agency Agreement. Nothing in this Selling Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Sales Agent or of the Company, and Dealer is not authorized to act for the Sales Agent or the Company or to make any representations except as set forth in the Offering Circular and Marketing Materials (as defined below).

2.	Submission of Orders and Investment Procedures.

The Company anticipates a number of separate closings (each a “Closing”) during the Offering. The first closing (the “Initial Closing”) will occur as soon as practical after the Minimum Offering Amount of 300,000 Units is raised. All investments that comprise the Minimum Offering Amount for the Initial Closing will be made through accounts held with the Clearing Agent. After the Initial Closing investments may be made by Dealer for Investors either through the Clearing Agent’s platform or through an Escrow Agent, if requested by a Dealer or Investor and deemed appropriate and beneficial for the Offering by the Sales Agent (the “Escrow Agent”). The Company has engaged V-Stock Transfer, LLC (the “Transfer Agent”) as the transfer agent for this Offering. The Transfer Agent will record and maintain records of the Units issued by the Company.

In order to subscribe to the Units, a prospective Investor must complete and execute (electronically) a subscription agreement and provide payment using the procedures indicated below. Investors must answer certain questions to determine compliance with the investment limitations set forth in Regulation A under the Securities Act. The Securities Act and Regulation A provide, in part, that in Regulation A offerings, such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the Investor, who is not an “Accredited Investor” as defined in Rule 501 (a) of Regulation D, cannot exceed 10% of the greater of the Investor’s annual income or net worth. In the case of an Investor who is not a natural person, revenues or net assets for the Investor’s most recently completed fiscal year are used instead.

The Initial Closing will occur as soon as practical after Minimum Offering Amount is raised but in no event will it occur more than six (6) months after the Qualification Date (the “Minimum Offering Period”). If the Minimum Offering Amount is not raised for this Offering prior to or on the last day of the Minimum Offering Period or the Company elects to terminate the Offering prior to the end of the Minimum Offering Period upon payment of an early termination fee as provided in the Sales Agency Agreement, the Offering will terminate and the Investors will receive a full refund of the amounts which they have invested in the Offering, which means that such funds shall remain in the Folio accounts for the benefit of the Investors and shall not be transferred to the Company, as provided in the Plan of Distribution section of the Offering Circular (the “Plan of Distribution”). The Company also has the option to terminate the Offering prior to the expiration of the Minimum Offering Period upon payment of an early termination fee relating to expenses incurred. The Company and Sales Agent have designed the Initial Closing so that the investments made as part of raising the Minimum Offering Amount for the Initial Closing will be made through the Folio investment platform as described the Plan of Distribution.

After raising the Minimum Offering Amount and completing the Initial Closing, subsequent Closings are expected to occur when: (i) the Company raises an additional $3,000,000 over the amount raised in the immediately preceding Closing; or (ii) two (2) months after the immediately preceding Closing, whichever occurs first. Notwithstanding the preceding sentence, after the Initial Closing, the Company and the Sales Agent may jointly agree to conduct a Closing earlier than the two months or the sale of 300,000 incremental Units described above. Prior to raising the Minimum Offering Amount the prospective investors have the right to the return of all invested funds deposited in the prospective investor’s Folio account prior to a Closing, including the Initial Closing. Investors will not have a right to a return of invested funds after a Closing is completed, including but not limited to the Initial Closing, and the invested funds have been transferred to the Company.

After the Initial Closing, if any one of the subsequent Closings fails to result in raising an incremental aggregate amount of at least $3,000,000 or if the offering is discontinued for any reason prior to raising an incremental aggregate amount of at least $3,000,000, the amount actually raised shall be disbursed to the Company and the Units will be issued to the Investors. After the Initial Closing the Offering will continue until the first to occur of the following: (i) the raising of the Maximum Offering Amount of $30,000,000; (ii) the termination of the Offering; or (iii); or (iii) the offer expiration date is reached, which shall be twelve (12) months after from the Initial Closing (“Offering Expiration Date”).

(a) Submission of Orders and Investing Procedures Using the Clearing Agent.

To invest in this Offering through the Clearing Agent, Folio, a prospective Investor must have a brokerage account with Clearing Agent through a broker dealer that is operating under a fully disclosed clearing agreement. Prospective Investors will be able to access the Offering materials, including the offering circular, online, where they can submit a subscription request to purchase Units in the Offering. When submitting the subscription request, a prospective Investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents.

The process for investing through Clearing Agent, either for the Initial Closing or any of the subsequent Closings, will work in the following manner. Clearing Agent has entered into the Custody Agreement with the Company pursuant to which the Company will issue uncertificated securities to be held at Clearing Agent, and the Units held at Clearing Agent will show as an omnibus position on the Company’s records and the Transfer Agent’s records in the name of “Folio Investments, Inc. for the exclusive benefit of its customers.” The Company will open a brokerage account with Clearing Agent and Clearing Agent will hold the Units to be sold in the offering in book-entry form in the Company’s Clearing Agent account. Dealer will open an account in the Dealer’s name with the Clearing Agent. The Dealer’s customers will subscribe to the Units with the Dealer and the Dealer, in turn, will deposit all customers’ funds received for investments in the Offering in an omnibus account with the Clearing Agent in the name of the Dealer for the benefit of Dealer’s customers. The funds from the subscriptions in the Offering in the Dealer’s account with the Clearing Agent will remain in such account pending instructions to release funds from such account to the Company if all conditions necessary for a Closing are met.

After all contingencies of the Offering and a Closing are met, the Company will notify Clearing Agent when it intends to conduct a Closing. Clearing Agent executes the Closing by transferring each Investor’s funds from Dealer’s Clearing Agent account to the Company’s Clearing Agent account and transferring the correct number of book-entry shares to the Dealer’s account for the benefit of the Investor’s from the Company’s Clearing Agent account. Series A Preferred Stock and Unit warrants are then reflected in the Investor’s online account and shown on the Investor’s Clearing Agent account statements.

(b) Submission of Orders and Investing Procedures Using the Escrow Agent.

After the Minimum Offering Amount has been raised and the Initial Closing is completed, Investors may choose to invest through the Clearing Agent or the Escrow Agent, if established, at subsequent Closings. If making their investments in the Offering though the Escrow Agent, if established, a prospective Investor must complete a subscription agreement and send payment by wire transfer or ACH to the Escrow Agent. Investors must answer certain questions and make certain declarations to determine compliance with the investment limitations set forth in Regulation A. Once the Sales Agent has determined that sufficient aggregate funds are on deposit with Folio and the Escrow Agent (if established), or two months have elapsed from the immediately preceding Closing, whichever is sooner, then the Sales Agent and the Company shall initiate a Closing by transferring invested funds from Investor’s Folio accounts and from the Escrow Agent if one is established, to the Company’s account in exchange for Units to be transferred by the Company to Investors either through a transfer to the Investor’s Folio account, or if using an Escrow Agent, by delivering the Units to the Investor after the investment funds are transferred to the Company from an Escrow Agent, if established. After the Initial Closing, the Company and the Sales Agent may jointly agree to conduct a Closing earlier than the two months or the sale of 300,000 incremental Units described above

3.	Pricing

Units shall be offered to Investors at $10.00 per Unit and a minimum purchase of $5,000 (500 Units) is required per each investment.

4.	Representations and Warranties of Dealer

Dealer represents and warrants to the Company and to the Sales Agent, and agrees that:

(a) Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for each potential Investor upon the basis of the information known to Dealer or disclosed by such potential Investor as to his or her other security holdings and as to his or her financial situation and needs. Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or Sales Agent promptly upon request.

(b) Dealer shall deliver to each prospective Investor a copy of the Offering Circular prior to any submission by such prospective Investor of a written offer to buy any Units.

(c) Dealer will not deliver to any offeree any written documents pertaining to the Company or the Units, other than the Offering Circular and any marketing materials that are supplied to Dealer by the Company, the Sales Agent or their respective affiliates (“Marketing Materials”). Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective Investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

(d) Dealer will make reasonable inquiry to verify that a prospective Investor is acquiring Units for the Investor’s own account, and not on behalf of other persons or for the purpose of resale or other distribution thereof.

(e) Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company or the Units other than those contained in the Offering Circular and any Marketing Materials.

(f) Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective Investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Offering Circular regulating the terms and manner of the Offering. In its solicitation of offers for the Units, Dealer shall comply with all applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act of 1934, as amended (“Exchange Act”), applicable state securities laws, and the applicable rules and regulations thereunder.

(g) [Reserved.]

(h) Dealer is (and will continue to be during all time periods of the Offering) a member in good standing with FINRA, will abide by the rules and regulations of FINRA, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in each of the jurisdictions in which Dealer solicits offers to purchase the Units.

(i) Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in violation of the requirements of the Securities Act, the Exchange Act, or applicable state securities or blue sky laws.

(j) Dealer will use reasonable efforts to ensure that all Investors who are acquiring Units have and will satisfy all conditions described in the Offering Circular and the certification of eligibility required thereunder.

(k) Each of the representations and warranties made by each prospective Investor to the Company in the eligibility certification, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Units by such Investor.

(l) The Dealer agrees that it shall not include any “issuer information” (as defined in Rule 433 under the Securities Act) in any video or written communication with potential Investors undertaken in reliance on Rule 255 of the Rules and Regulations (each a “Testing-the-Waters Communications”) used or referred to by such Sales Agent or Dealer without the prior consent of the Sales Agent and the Company (any such issuer information with respect to whose use the Company and Sales Agent have given their consent, “Permitted Issuer Information”), provided that “issuer information” (as defined in Rule 433 under the Act) within the meaning of this Section 4 shall not be deemed to include information prepared by the Dealer or Sales Agent on the basis of, or derived from, “issuer information.”

(m) Neither the Dealer, nor any manager, managing member or general partner of the Dealer, nor any director or executive officer of the Dealer or other officer of the Dealer participating in the offering of the Units is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of the Dealer, or any other person being compensated by or through the Dealer for the solicitation of purchasers in the Offering, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

5.	Dealers’ Compensation

Except as otherwise provided in the Plan of Distribution the Dealer’s sales commission applicable to the Units sold by Dealer which it is authorized to sell hereunder is no greater than five percent (5%) of the gross proceeds of Units sold by it and accepted and confirmed by the Company, which commission will be payable by the Sales Agent. For the purposes of this Section 5, Units shall be deemed to be “sold” if and only if a transaction has closed with an Investor for Units pursuant to all applicable offering documents, the Company has accepted the eligibility certification of such Investor, and such Units have been fully paid for as set forth in the Sales Agency Agreement. The Dealer affirms that the Sales Agent’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Sales Agent is in receipt of the commission from the Company. In addition, as set forth in the Offering Circular, the Sales Agent may, in its sole discretion, re-allow a portion of its Sales Fee to Dealers participating in the offering of Units as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Units, that Dealer’s interest in the Offering is limited to such commission from the Sales Agent and Dealer’s indemnity referred to in Section 10 of the Sales Agency Agreement, and that the Company is not liable or responsible for the direct payment of such commission or any other amount to the Dealer.

6.	Applicability of Indemnification

Each of the Dealer and Sales Agent hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Sales Agency Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in the Sales Agency Agreement, including specifically the indemnification provisions of Section 10 of the Sales Agency Agreement. Such indemnification obligations shall survive the termination of this Selling Agreement and the Sales Agency Agreement.

7.	Payment

Payments of sales commissions will be made by the Sales Agent (or by the Company as provided in the Sales Agency Agreement) to Dealer within 30 days of the receipt by the Sales Agent of the gross commission payments from the Company.

8.	Right to Reject Orders or Cancel Sales

All purchases of Units, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order in its sole discretion. Orders not accompanied by a certification of eligibility signature page and the required wiring of funds for payment for the Units may be rejected. Issuance of the Units will be made only after actual receipt of payment by the Company from the Clearing Agent or Escrow Agent, if one is established. If the Company is not in actual receipt of funds for the Units from the Clearing Agent or the Escrow Agent, the Company reserves the right to cancel the sale without notice. In the event investment proceeds are rejected, canceled or rescinded for any reason, pursuant to the subscription documentation, Dealer agrees to forego any commission payable from the Sales Agent.

9.	Offering Circular and Marketing Materials

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Units or the Company, except as set forth in the Offering Circular and any Marketing Materials. The Sales Agent will supply Dealer with reasonable quantities of the Offering Circular, any supplements thereto and any amended Offering Circular, as well as any Marketing Materials, for delivery to Investors, and Dealer will deliver, or make available through Clearing Agent for online access by Investors, a copy of the Offering Circular and all supplements thereto and any amended Offering Circular to each Investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Units to an Investor. Dealer agrees that it will not send or give any Marketing Materials to an Investor unless it has previously sent or given, or made available online through Clearing Agent, a current version of the Offering Circular to that Investor or has simultaneously sent or given, or made available online through Clearing Agent, a current version of the Offering Circular with such Marketing Materials. Dealer agrees that it will not show or give to any Investor or prospective Investor or reproduce any material or writing which is supplied to it by the Sales Agent and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Units to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Units any material or writing supplied to it by the Company or the Sales Agent bearing a legend which states that such material may not be used in connection with the offer or sale of the Units or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Units any materials or writings which have not been previously authorized or approved by the Company and the Sales Agent.

Dealer agrees to furnish (or cause to be furnished through online access provided by Clearing Agent) a copy of any revised preliminary Offering Circular to each person to whom it has furnished a copy of any previous preliminary Offering Circular and further agrees that it will itself mail or otherwise deliver (or cause to be delivered through online access provided by Clearing Agent) all preliminary and final Offering Circulars required for compliance with the provisions of the Securities Act, including Regulation A. Regardless of the termination of this Selling Agreement, Dealer will deliver an Offering Circular (which the Company and Sales Agent will supply) in transactions in the Units for a period of 90 days from the Qualification Date of the Offering Circular. On becoming a Dealer, and in offering and selling Units, Dealer agrees to comply with all the applicable requirements under the Securities Act, including Regulation A.

10.	License and Association Membership

Dealer’s acceptance of this Selling Agreement constitutes a representation to the Company and the Sales Agent that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Units under Federal and state securities laws and regulations and in all states where it offers or sells Units, and that it is a member in good standing of FINRA. Dealer agrees to notify the Sales Agent immediately in writing and this Selling Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA Rules, including, but not limited to, FINRA Rule 5110.

Sales Agent represents and warrants that it is currently, and at all times while performing its functions under this Selling Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Selling Agreement, and that it is a member in good standing of FINRA. The Sales Agent agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Sales Agent hereby agrees to abide by all applicable FINRA Rules, specifically including, but not limited to, FINRA Rule 5110.

11.	Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Selling Agreement constitutes a representation to the Company and the Sales Agent that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, SEC Rules and Section 352 of the Money Laundering Abatement Act, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Units. Dealer hereby agrees to furnish, upon request, a copy of its AML Program to the Sales Agent for review and to promptly notify the Sales Agent of any material changes to its AML Program.

12.	Limitations of Offer and Suitability

Dealer will offer Units only to persons who meet the suitability standards set forth in the Offering Circular or in any suitability letter or memorandum sent to it by the Company or the Sales Agent and will only make offers to persons in the states in which it is advised in writing that the Units are qualified for sale or that such qualification is not required.

In offering Units, Dealer will comply with the provisions of the applicable FINRA Rules, as well as all other applicable rules and regulations relating to suitability of Investors. Nothing contained in this Selling Agreement shall be construed to impose upon the Company or the Sales Agent the responsibility of assuring that prospective Investors meet the suitability standards set forth in the Offering Circular, or to relieve Dealer from the responsibility of assuring that prospective Investors meet the suitability standards in accordance with the terms and provisions of the Offering Circular.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Units in any jurisdiction except to Investors who satisfy the Investor suitability standards and minimum investment requirements under the most restrictive of the following: (1) applicable provisions of the Offering Circular; (2) the laws of the jurisdiction of which such Investor is a resident; or (3) applicable FINRA Rules including FINRA Rule 5110. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Units to an Investor, each Dealer, or person associated with Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the Investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his financial status, tax status, investment objectives and any other information known to Dealer, or person associated with Dealer, that: (A) the Investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Offering Circular; (B) the Investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Units in the amount proposed, including loss, and lack of liquidity of such investment; (C) that the Investor has an apparent understanding of the fundamental risks of an investment in Units, the lack of liquidity of the Units, the background and qualifications of the Company and its affiliates, and the tax consequences of an investment in the Units; and (D) an investment in Units is otherwise suitable for such Investor. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Units of each proposed Investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Units pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Units and to make such documents and records available to (i) the Sales Agent and the Company upon request, and (ii) to representatives of the SEC, FINRA and applicable state securities administrators upon your firm’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Dealer shall not purchase any Units for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on an eligibility certification.

13.	Due Diligence and Adequate Disclosure

Prior to offering the Units for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Sales Agent through the Offering Circular or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Units. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its manager; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (1) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (2) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (3) no Dealer that participated in the inquiry is an affiliate of the Company.

As set forth in the Sales Agency Agreement, the Sales Agent will obtain an opinion of counsel to the Company to the effect that nothing has come to the attention of such counsel that causes such counsel to believe that the Offering Circular (except for financial statements and schedules and other financial data included therein or omitted therefrom) included or includes any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sales Agent will make such written opinion of counsel to the Company available to the Dealer.

Prior to the sale of the Units, each Dealer shall inform each prospective purchaser of Units of pertinent facts relating to the Units including specifically the lack of liquidity and lack of marketability of the Units during the term of the investment, but shall not, in any event, make any representation on behalf of the Company except as set forth in the Offering Circular and any Marketing Materials.

14.	Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each Investor who purchases Units, his suitability and the amount of Units sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.

15.	Customer Complaints

Each party hereby agrees to promptly provide to the other party and the Company copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Units are offered by the Sales Agent or Dealer), the Units or the Company.

16.	Effectiveness, Termination and Amendments

This Selling Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Selling Agreement by the Sales Agent; provided, however, that in the event of the execution of this Selling Agreement prior to the time that the Offering Circular, as defined in the Sales Agency Agreement, becomes qualified with the SEC, this Selling Agreement shall not become effective prior to the Offering Circular being qualified with the SEC and shall instead become effective simultaneously with the qualification of the Offering Circular.

Dealer will immediately suspend or terminate its offer and sale of Units upon the request of the Company or the Sales Agent at any time and will resume its offer and sale of Units hereunder upon subsequent request of the Company or the Sales Agent. Any party may terminate this Selling Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Selling Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, between the parties hereto.

This Selling Agreement may be amended at any time by the Sales Agent by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Units after receipt of such notice.

17.	Privacy Laws

The Sales Agent and Dealer (each referred to individually in this section as a “party”) agree as follows:

A. Each party agrees to abide by and comply with (1) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (2) the privacy standards and requirements of any other applicable Federal or state law, and (3) its own internal privacy policies and procedures, each as may be amended from time to time.

B. Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Units made by its customers pursuant to this Selling Agreement.

C. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

D. Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

18.	Notice

Any notice in this Selling Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transmission. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Sales Agent:	Moloney Securities Co., Inc.
13537 Barrett Parkway Drive, Suite 300
Manchester, Missouri 63021
Facsimile: (804) 525-1784
Attention: James A. Riggs, Executive Vice President

To Dealer:	Address Specified By Dealer on Dealer Signature Page

19.	Attorney’s Fees, Applicable Law and Venue; Arbitration

In any action to enforce the provisions of this Selling Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Selling Agreement shall be construed under the laws of the Commonwealth of Virginia and shall take effect when signed by Dealer and countersigned by the Sales Agent.

20.	Severability

In the event that any court of competent jurisdiction declares any provision of this Selling Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Selling Agreement shall be considered severable.

21.	No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Selling Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

22.	Assignment

This Selling Agreement may not be assigned by Dealer, except with the prior written consent of Sales Agent. This Selling Agreement may be assigned by Sales Agent with 10 days prior written notice to Dealer, but such assignment shall not release Sales Agent from any liability under this Selling Agreement subsequent to any such assignment. This Selling Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

23.	Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Selling Agreement as contemplated herein, and that the individual who has signed this Selling Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Selling Agreement.

24.	Pronouns; Section Headings.

All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context in which they are used may require. The use of the singular shall include the plural. All section headings are inserted only for convenience of reference and are not to be considered in the interpretation or construction of any provision of this Agreement.

25.	Counterparts

This Selling Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement. A facsimile or electronic version of a hand written signature to this Agreement shall have the same force and effect as an original.

[SIGNATURE PAGE TO FOLLOW]

SALES AGENT:

MOLONEY SECURITIES CO., INC.

By:
James A. Riggs
Executive Vice President

We have read the foregoing Selling Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any changes to the information listed on this signature page during the term of this Selling Agreement.

Name of Dealer’s Firm:

Type of entity:

(to be completed by Dealer) (corporation, partnership or proprietorship)

Organized in the State of:

(to be completed by Dealer) (State)

Licensed as broker-dealer in the following States:

(to be completed by Dealer)

Tax I.D. #:

Person to receive notice pursuant to Section 18.

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.: ( )

Fax No.: ( )

AGREED TO AND ACCEPTED BY DEALER:

(Dealer’s Firm Name)

By:
Signature
Title:
Date: